Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No.: 333-257383) of our report dated April 13, 2023 relating to the consolidated financial statements of WiMi Hologram Cloud Inc. and subsidiaries as of December 31, 2022 which is included in this annual report on Form 20-F.

/s/ Onestop Assurance PAC

Singapore

April 13, 2023